EXHIBIT 99.4

Brian Stewart
1905 Oak Avenue
Manhattan Beach, CA 90266

April 8, 2010

Thomas Wallace
Compass Global Management Limited

Re:           Patient Safety Technologies, Inc. (the “Company”).

Dear Brian:

You and the undersigned hereby agree, for good and valuable consideration, to vote their respective shares of capital stock of the Company that now are or hereafter may be held of record and/or beneficially owned by you or the undersigned, and any and all other shares or securities of the Company acquired by your or the undersigned on or after the date hereof (collectively, the “Shares”), at any Special Meeting (as defined below), in favor of the proposals referred to in the Demand for Special Meeting attached as Exhibit A to this letter and against any proposals reasonably likely to defeat, hinder, or delay the such proposals.

The term of this letter agreement shall be the period commencing upon the execution of this letter and ending immediately following the conclusion of the Special Meeting.

Any obligation of the undersigned hereunder shall be binding upon the successors, heirs, agents, representatives, transferees and assigns of the undersigned.

You and the undersigned agree to take all reasonable steps necessary (including issuing instructions, notices or other documents) to cause any person or entity through whom you or the undersigned holds its Shares (including brokers, nominees, etc.) to execute such legal proxies, affidavits and other documents to effectuate the purposes of this letter agreement (including without limitation to cause such Shares to be voted in the manner required by his letter agreement).

For purposes of this letter agreement, “Special Meeting” means the special meeting of stockholders of the Company at which the stockholders of the Company vote on the proposals referred to in the Demand for Special Meeting attached as Exhibit A hereto, including any adjournments or postponements of such special meeting.

For purposes of this letter agreement proxy, references to the “undersigned” do not refer to Brian Stewart.

The parties are each authorized to disclose the existence of this letter agreement as may be required by law or as they each deem necessary to further the purposes hereof.

This letter agreement can be executed in one or more counterparts, all of which shall be considered together one and the same document, and shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, this letter agreement is executed this 8th day of April 2010.

COMPASS GLOBAL MANAGEMENT LIMITED

By: /s/ Thomas Wallace
Name: Thomas Wallace
Title:

BRIAN STEWART

/s/ Brian Stewart
Brian Stewart